For more information:	Dennis Barber, Investor Relations: (832) 357-3042
	Laurie Fickman, Media Relations:	(832) 357-7720

FOR IMMEDIATE RELEASE

GenOn Energy Announces Appointment of Two New Directors

HOUSTON, TX – Jan. 11, 2012 – GenOn Energy, Inc. (NYSE: GEN) today announced that its board of directors has appointed former Secretary of Energy Spencer Abraham and former Federal Energy Regulatory Commission chair and Deputy Secretary of Energy Betsy Moler to serve as directors.

“We are extremely pleased to have these outstanding leaders in the energy sector join our board. Both Spencer and Betsy bring a wide variety of experiences and perspectives that will complement the existing expertise on the board,” said Edward R. Muller, Chairman and Chief Executive Officer of GenOn. “The merchant generation business has many challenges and opportunities ahead and the public policy and regulatory experience of Spencer and Betsy will be valuable to GenOn in meeting these challenges and capitalizing on new opportunities.”

Spencer Abraham served as a U.S. Senator from Michigan from 1995 to 2001 and served as Secretary of Energy from 2001 to 2005. Since 2005, Abraham has been the Chairman and Chief Executive Officer of The Abraham Group, an international strategic consulting firm based in Washington, D.C. Abraham graduated with a bachelor of arts degree from Michigan State University in 1973 and received his law degree from Harvard Law School in 1978. He currently serves on the board of Occidental Petroleum Corp.

Betsy Moler served as counsel and senior counsel to the U.S. Senate Committee on Energy and Natural Resources from 1976 to 1988. She served as a member of the Federal Energy Regulatory Commission (FERC) from 1988 to 1997 and as FERC chair from 1993 to 1997. Moler was Deputy Secretary of Energy from 1997 to 1998. After more than twenty years of government service, Moler served for ten years as Executive Vice President of Governmental Affairs and Public Policy for Exelon Corp. Moler graduated with a bachelor’s degree from American University in 1971 and received her law degree from Georgetown University in 1977. She currently serves on the board of Schlumberger Limited.

About GenOn Energy, Inc.

GenOn Energy, Inc. (NYSE: GEN) is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 24,200 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. We have experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which we operate. GenOn routinely posts all important information on its Web site at www.genon.com.

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